EXHIBIT 99.1

NEWS RELEASE: Dec. 15, 2010

FARM - NASDAQ GLOBAL MARKET SYSTEM

Farmer Bros. Declares Dividend; Reports Stockholder Voting Results

TORRANCE, Calif. – (BUSINESS WIRE) – Dec. 15, 2010 – Farmer Bros. Co. (NASDAQ: FARM) today said its Board of Directors approved payment of a dividend of $0.06 per share for stockholders of record on Jan. 28, 2011, payable on Feb. 14, 2011.

The Company also reported that, at the 2010 Annual Meeting held Dec. 9, stockholders elected three individuals to the Board of Directors for a three-year term expiring in 2013. Here are the vote counts:

Director Nominee	Votes Cast For	Votes Withheld	Broker Non-Votes
Roger M. Laverty III	7,276,593	7,644,274	639,474
Martin A. Lynch	7,621,768	7,299,099	639,474
James J. McGarry	8,169,650	6,751,217	639,474

Stockholders also ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011. The final results were 14,891,207 votes in favor of the proposal, 518,691 votes against, and 150,443 abstentions and no broker non-votes.

Of the 16,156,861 shares of common stock outstanding and entitled to vote at the Annual Meeting, 15,560,341 or 96.31% were represented at the meeting.

Management presented its “State of the Company Report” at the meeting. The Company intends to file an edited version of that report on Form 8-K and present the report on the investor section of its website, www.farmerbros.com.

About Farmer Bros. Co.

Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to institutional food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product line includes roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. For more information, go to: www.farmerbros.com.

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241